Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Securities Linked to the Deutsche Bank Balanced Currency Harvest (USD) Index
Final Term Sheet

Principal Amount:	$8,000,000.

Trade Date:	April 24, 2008

Settlement Date:	April 29, 2008

Final Valuation Date:	April 25, 2011, subject to postponement in the event of a market disruption event.

Maturity Date:

April 28, 2011, subject to postponement in the event of a market disruption event, provided that if the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day following the scheduled Maturity Date.

Issue Price:	$1,000 per Security

Underwriting commission:	$0 per Security

Proceeds to Issuer:	$8,000,000

Participation Rate:	155%

Payment at Maturity (per Security):	If the Index Return is positive, you will receive:

$1,000 + ($1,000 x Participation Rate x Index Return)

If the Index Return is zero, you will receive: $1,000

If the Index Return is negative, you will receive:

$1,000 + ($1,000 x Index Return)

In this case, you will lose some or all of your initial investment.

Index:	Deutsche Bank Balanced Currency Harvest (USD) Index (Bloomberg Ticker: DBHVBUSI <Index>)

Index Return:	Index Ending Level - Index Starting Level
Index Starting Level

Index Starting Level:	261.20

Index Ending Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:

On any Trading Day, the closing level of the Index or any successor index or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the primary organized exchange or market of trading for the Index.

CUSIP / ISIN:	00254EER9 / 00254EER99

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Deutsche Bank Securities Inc. by calling 1-800-322-6939.